                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           NABORS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     Notice

                                       of

                              1997 Annual Meeting

                                       of

                                  Shareholders

                                      and

                                Proxy Statement

--------------------------------------------------------------------------------

                                                    [NABORS INDUSTRIES LOGO]

--------------------------------------------------------------------------------

                            NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067

                                                                January 31, 1997

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Nabors Industries, Inc., which will be held on Tuesday, March 4, 1997, beginning at 11:00 a.m. Central Standard Time at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060.

     Information about the Annual Meeting, including matters on which shareholders will act, may be found in the Notice of Annual Meeting and Proxy Statement included herewith. We look forward to greeting in person as many of our shareholders as possible.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign, date and return the enclosed Proxy in the stamped, addressed envelope provided.

                                             Sincerely yours,

                                             /s/ EUGENE M. ISENBERG
                                                 EUGENE M. ISENBERG
                                                 Chairman of the Board

                            NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 4, 1997

                            ------------------------

     The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of NABORS INDUSTRIES, INC. will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060 on Tuesday, March 4, 1997 at 11:00 a.m. to consider and act upon the following matters:

     1. The election of three Class III directors for terms expiring in 2000;

     2. Such other business as may properly come before the Annual Meeting.

     The Board has fixed the close of business on January 10, 1997 as the record date for determining the shareholders who are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

                                            By Order of the Board of Directors,

                                            /s/ DANIEL MCLACHLIN
                                                DANIEL MCLACHLIN
                                                Secretary

Dated: January 31, 1997

     Please date and sign the enclosed Proxy, and return it at your earliest convenience in the enclosed stamped and addressed envelope, so that, if you are unable to attend the Annual Meeting, your Shares may be voted.

                            NABORS INDUSTRIES, INC.

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                      1997 ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 4, 1997

     This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors (the "Board") of Nabors Industries, Inc., a Delaware corporation (the "Company" or "Nabors"), of proxies in the accompanying form to be used at the 1997 Annual Meeting of Shareholders (the "Annual Meeting"), to be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060 at 11:00 a.m. Central Standard Time on Tuesday, March 4, 1997, or at any adjournment or postponement thereof.

     The principal executive offices of the Company are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067. This Proxy Statement and accompanying Notice of Annual Meeting and Proxy are first being mailed to shareholders on or about January 31, 1997.

     At the Annual Meeting, each share of Common Stock of the Company (collectively, the "Shares" or "Nabors Shares") is entitled to one vote. Only shareholders of record on the books of the Company at the close of business on January 10, 1997 will be entitled to vote at the Annual Meeting. A quorum is necessary to transact business at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of the majority of the Shares outstanding on January 10, 1997, constitutes a quorum. On January 10, 1997, there were 91,721,073 Shares outstanding and entitled to vote.

     Proxies received will be voted in accordance with the shareholders' directions given in the Proxies. In the absence of directions, Shares will be voted FOR the nominees for election as Directors named in this Proxy Statement. Any Proxy received by the Company may be subsequently revoked at any time before it is actually voted. Proxies may be revoked by any of the following actions (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a date later than the Proxy; (ii) duly executing and submitting a subsequent Proxy relating to the Annual Meeting; or
(iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a Proxy). Any written notice revoking a Proxy should be sent to the Secretary of the Company at the Company's executive offices, 515 West Greens Road, Suite 1200, Houston, Texas 77067.

     In accordance with the Company's Restated Certificate of Incorporation, as amended, a plurality of the votes cast at a meeting at which there exists a quorum is required for the election of directors. The election of directors is the only matter scheduled to be considered at the 1997 Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be taken, it is intended that Shares represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such Shares. Eugene M. Isenberg and Anthony G. Petrello or either of them, each with full power of substitution, have been designated as proxies to vote the Shares solicited hereby. Under Delaware law, there are no rights of appraisal or similar rights of dissenters with respect to the matters under consideration at this Annual Meeting.

     A broker non-vote occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the particular item under consideration and has not received instructions from the beneficial owner. Under Delaware law abstaining votes (votes withheld by shareholders who are present and entitled to vote) and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting and although abstentions and broker non-votes are not deemed to be votes duly cast, abstaining votes are deemed to be entitled to vote while broker non-votes are not deemed to be entitled to vote. Abstentions and broker non-votes will not be included in the tabulation of the voting results with respect to the election of directors and therefore will not have any effect on such vote.

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation, as amended, authorizes the Board to fix the number of Directors from time to time, but at no less than five nor more than eleven. The number of directors is currently established at eight. The Restated Certificate of Incorporation, as amended, also provides for three classes of directors, designated Class I, Class II and Class III, each currently having three-year terms of office. Each class of directors is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire Board of Directors. Except for directors elected to fill vacancies on the Board of Directors (whether created by death, resignation, removal or expansion of the Board), the directors of each class will be elected for a term of three years and until their successors have been elected and qualified. At the Annual Meeting, three Class III directors, Mr. Gary T. Hurford, Mr. Eugene M. Isenberg and Mr. Jack Wexler, are nominated for election to the Board to serve for a three-year term.

     If the enclosed Proxy is signed and returned, it will be voted FOR the election of Messrs. Hurford, Isenberg and Wexler as Class III directors to serve until the 2000 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, unless contrary directions are given therein. However, should any nominee become unavailable or prove unable to serve for any reason, the Proxy will be voted for the election of such other person as the Board may select to replace such nominee, unless the Board instead fixes the number of Directors at less than eight. The Board has no reason to believe that the nominees will not be available or prove unable to serve.

     The following table sets forth certain information concerning each Class III director nominee and the continuing Class I and Class II directors. The age of each nominee and continuing director, his positions and offices with the Company, the year in which he first became a Director of the Company, his business experience during the past five years or more, and the other directorships he holds are shown below. Similar information is provided concerning Executive Officers who are neither Directors nor nominees for election as Directors.

             CLASS III DIRECTOR NOMINEES -- TERMS EXPIRING IN 2000

                                                                                            DIRECTOR
                                                                                             OF THE
                                                  POSITION WITH THE COMPANY                 COMPANY
            NAME              AGE               AND PRIOR BUSINESS EXPERIENCE                SINCE
            ----              ---               -----------------------------               --------
Gary T. Hurford.............   60    Member of the Compensation Committee of the Board        1991
                                       of Directors since 1991. Mr. Hurford has been
                                       President of Hunt Oil Company since 1986. He has
                                       been employed by Hunt Oil Company since 1962 and
                                       has held a number of positions including District
                                       Engineer, Reservoir Engineer, Vice President of
                                       Drilling and Production and Executive Vice
                                       President of Energy. Previously he was employed
                                       with Mobil Oil Company and Magnolia Petroleum
                                       Company.
Eugene M. Isenberg..........   67    Chairman of the Board of Directors, Chairman of the      1987
                                       Executive Committee of the Board of Directors,
                                       Chief Executive Officer and Director of the
                                       Company since 1987. He is also a Director of
                                       Danielson Holding Corporation (a financial
                                       services holding company), and a Governor of the
                                       American Stock Exchange. He served as Co-Chief
                                       Executive Officer of NorthStar Tubular Corp. (a
                                       trader in oil country tubular goods) from 1983 to
                                       1986. From 1969 to 1982, Mr. Isenberg was
                                       Chairman of the Board and principal shareholder
                                       of Genimar, Inc. (a steel trading and building
                                       products manufacturing company), which was sold
                                       in 1982. From 1955 to 1968, Mr. Isenberg was
                                       employed in various management capacities with
                                       the Exxon Corporation.
Jack Wexler.................   71    Chairman of the Compensation Committee and a member      1987
                                       of the Executive and Audit Committees of the Board
                                       of Directors since 1987. He is an international
                                       business consultant and has acted as a consultant
                                       to exporting and petroleum service companies
                                       since 1982. Prior to 1982, Mr. Wexler was
                                       employed by the Exxon Corporation and its
                                       affiliates, serving in senior staff and operating
                                       management positions in the United States and the
                                       Far East.

            CLASS II CONTINUING DIRECTORS -- TERMS EXPIRING IN 1999

                                                                                            DIRECTOR
                                                                                             OF THE
                                                  POSITION WITH THE COMPANY                 COMPANY
            NAME              AGE               AND PRIOR BUSINESS EXPERIENCE                SINCE
            ----              ---               -----------------------------               --------
Anthony G. Petrello.........   42    President and Chief Operating Officer of the             1991
                                       Company since 1992 and a member of the Executive
                                       Committee since 1991. He is also a Director of
                                       Danielson Holding Corporation (a financial
                                       services holding company) since 1996. Mr.
                                       Petrello was formerly a partner with the law firm
                                       Baker & McKenzie, which he had been with since
                                       1979. In 1986, Mr. Petrello was named Managing
                                       Partner of Baker & McKenzie's New York Office and
                                       served in that capacity until 1991 when he
                                       resigned as a partner in the Firm. He continues
                                       as of counsel to the Firm and the Firm continues
                                       to provide legal services to the Company.
Myron M. Sheinfeld..........   66    Chairman of the Audit Committee of the Board of          1988
                                       Directors since 1988 and a member of the
                                       Compensation Committee since 1993. He is counsel
                                       to the law firm of Sheinfeld, Maley & Kay, a
                                       professional corporation located in Houston,
                                       Texas. Mr. Sheinfeld was an adjunct professor of
                                       law at the University of Texas, School of Law
                                       from 1975 to 1991, and has been a contributing
                                       author to numerous legal publications, and a
                                       contributor, co-editor and co-author of Collier
                                       On Bankruptcy, and a co-author of Collier On
                                       Bankruptcy Tax for Matthew Bender & Co., Inc. He
                                       is a member of the Board of Editors, "The
                                       Practical Lawyer", and is a member of the Board
                                       of Trustees of Third Avenue Trust.
Martin J. Whitman...........   72    Member of the Audit Committee since 1993. Chairman       1991
                                       of the Board and a Director of Danielson Holding
                                       Corporation (a financial services holding
                                       company) since 1990; Chairman of Third Avenue
                                       Trust (a registered investment company) since
                                       1990; Chief Executive Officer of M. J. Whitman,
                                       Inc., a broker-dealer since 1994; Adjunct
                                       Lecturer, Adjunct Professor, and Distinguished
                                       Fellow in Finance, Yale University School of
                                       Management from 1972 to 1984 and 1992 to present.

             CLASS I CONTINUING DIRECTORS -- TERMS EXPIRING IN 1998

                                                                                            DIRECTOR
                                                                                             OF THE
                                                  POSITION WITH THE COMPANY                 COMPANY
            NAME              AGE               AND PRIOR BUSINESS EXPERIENCE                SINCE
            ----              ---               -----------------------------               --------
Hans W. Schmidt.............   67    From 1958 to 1992, Mr. Schmidt held a number of          1993
                                       positions with C. Deilman A.G., a diversed energy
                                       company located in Bad Bentheim, Germany,
                                       including serving as a Director from 1982 to
                                       1992. He also served from 1965 to 1992 as
                                       Director of a subsidiary, Deutag Drilling, a
                                       company with worldwide drilling operations. From
                                       1988 to 1991, Mr. Schmidt served as President of
                                       Transocean Drilling Company, a company of which
                                       he was also a director from 1981 until 1991.
Richard A. Stratton.........   50    Vice Chairman of the Board of Directors and a            1986
                                       member of the Executive Committee since 1992. Mr.
                                       Stratton served the Company as President and
                                       Chief Operating Officer from 1986 to 1992, as
                                       Vice President from 1981 to 1986 and as Corporate
                                       Controller from 1979 to 1981. From 1970 to 1979,
                                       Mr. Stratton, a CPA, was associated with the
                                       accounting firm of Price Waterhouse.

EXECUTIVE OFFICERS (NOT DIRECTORS)

                                                      POSITION WITH THE COMPANY
            NAME              AGE                   AND PRIOR BUSINESS EXPERIENCE
            ----              ---                   -----------------------------
Bruce P. Koch...............   37    Vice President, Finance, since January 1996, and Controller of the Company since March 1990. He was associated with the accounting firm of Coopers & Lybrand from 1983 to 1990 in
                                       a number of capacities including Audit Manager. Mr. Koch
                                       has been a Certified Public Accountant since 1982.
Daniel McLachlin............   59    Vice President and Corporate Secretary of the Company since
                                       1986. He was Manager, Administration of the Company from
                                       1984 to 1986. From 1979 to 1984, he was the Vice
                                       President, Human Resources of Nabors Drilling Limited, a
                                       subsidiary of the Company.

                            COMMITTEES OF THE BOARD

     The Committees of the Board consist of an Executive Committee, Compensation Committee and Audit Committee. The Company does not have a standing nominating committee. A shareholder who wishes to nominate a candidate for election to the Board should forward the candidate's name and detailed description of the candidate's qualifications to the Secretary at the principal executive offices at 515 West Greens Road, Suite 1200, Houston, Texas 77067. The Company requires notice of nominations by shareholders of persons for election as directors at an Annual Meeting to be delivered to the Company at least 120 days prior to such meeting.

     The Executive Committee is comprised of Messrs. Isenberg (Chairman), Petrello, Stratton and Wexler. The Compensation Committee is comprised of Messrs. Hurford, Sheinfeld and Wexler (Chairman). The Audit Committee is comprised of Messrs. Sheinfeld (Chairman), Wexler and Whitman.

     The Executive Committee met fifteen times during the fiscal year ended September 30, 1996. The Executive Committee, as empowered by the Restated Company's By-Laws, as amended, has all of the powers, rights and authority of the Board of Directors to the extent permitted by law, except with respect to certain actions as stated in the By-Laws.

     The Compensation Committee met two times during the fiscal year ended September 30, 1996. The Compensation Committee is responsible for reviewing and making recommendations with respect to the objectives, structure, cost and administration of the Company's compensation programs and in that context reviews employment agreements, salaries, bonuses, stock options and employee benefit plans for officers and key employees.

     The Audit Committee met two times during the fiscal year ended September 30, 1996. The Audit Committee reviews and approves the scope of audit and non-audit services, the results of the audit, the adequacy of internal controls and fee estimates for audit and non-audit services.

     The Board of Directors met five times during the fiscal year ended September 30, 1996. Except for Mr. Stratton and Mr. Whitman no incumbent Director attended fewer than 75% of the aggregate of the (i) meetings of the Board and (ii) meetings of all committees on which he served.

                           REMUNERATION OF DIRECTORS

     Prior to January 1, 1996, Directors who are not employees of the Company received a fee of $25,000 per annum. No additional fees were paid for attendance at meetings of the Board or for attendance at each meeting of a committee of the Board. Effective January 1, 1996, Directors who are not employees of the Company receive $28,000 per annum and an additional $3,000 per annum for serving as chairman of a committee of the Board. No additional fees are paid for attendance at meetings of committees of the Board except that Directors who are not employees of the Company who serve on the Executive Committee are paid $2,000 per meeting for attendance at the Executive Committee.

     The Stock Option Plan for Non-Employee Directors (the "Plan"), approved by shareholders at the 1994 Annual Meeting, is part of the standard arrangement for which non-employee directors are compensated. In accordance with this Plan, on March 5, 1996, each of Messrs. Hurford, Schmidt, Sheinfeld, Wexler and Whitman were granted options to purchase 5,000 Shares at a per Share price of $13.375, the market value of a Share on the date of the grant. These options, exercisable for ten years, become fully vested on March 4, 1997. On December 4, 1995, in lieu of certain pre-existing contractual benefits as a Director, Mr. Wexler was granted options to purchase 180,000 Shares at a per Share price of $9.5625, the market value of a Share on the date of the grant. These options, exercisable for ten years, became fully vested on June 4, 1996.

                             BUSINESS RELATIONSHIPS

     Mr. Anthony Petrello was a partner of and is currently of counsel to Baker & McKenzie, which provided legal services to the Company during the fiscal year ending September 30, 1996 and will continue to render such services in the future.

            SHARE OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of December 31, 1996, information with respect to the beneficial ownership of the Company's outstanding Shares by (a) each Director and nominee for election as a Director, (b) Executive Officers who are not Directors or nominees for election as Directors, (c) all Directors and Executive Officers as a group, (d) any other person or entity known by the Company to be the beneficial owner of more than 5% of the Company's outstanding voting securities:

                                                                 COMMON STOCK BENEFICIALLY OWNED
                                                              --------------------------------------
                    BENEFICIAL OWNER(2)                       NUMBER OF SHARES   PERCENT OF TOTAL(1)
                    -------------------                       ----------------   -------------------
DIRECTORS
Gary T. Hurford(3)..........................................      2,096,000              2.29
Eugene M. Isenberg(4).......................................      7,956,349              8.14
Anthony G. Petrello(5)......................................      3,425,000              3.61
Hans W. Schmidt(6)..........................................         83,000               *
Myron M. Sheinfeld(7).......................................         42,135               *
Richard A. Stratton(8)......................................        969,745              1.05
Jack Wexler(9)..............................................        150,000               *
Martin J. Whitman(10).......................................      1,477,779              1.62
EXECUTIVE OFFICERS (NOT DIRECTORS)
Michael W. Dundy(11)........................................          7,500               *
Bruce P. Koch(12)...........................................         36,250               *
Daniel McLachlin(13)........................................          5,716               *
All Directors/Executive Officers as a group (11
  persons)(3)-(13)..........................................     16,249,474             15.87
OTHER
FMR Corp.(14)...............................................     10,218,200             11.18

---------------

   * Less than 1%

 (1) As of December 31, 1996 the Company had outstanding and entitled to vote 91,376,156 Shares.

 (2) The address of all persons, unless otherwise indicated in the footnotes, is in care of 515 West Greens Road, Houston, Texas 77067.

 (3) The Shares listed for Mr. Hurford include (i) 2,026,000 Shares owned directly by Hunt Oil Company of which Mr. Hurford is President, and (ii) 70,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996. Mr. Hurford disclaims beneficial ownership of all Shares directly owned by Hunt.

 (4) The Shares listed for Mr. Isenberg include 6,363,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996. Not included in the table are 372,596 Shares owned directly or held in trust by members of Mr. Isenberg's family of which Mr. Isenberg disclaims beneficial ownership.

 (5) The Shares listed for Mr. Petrello include 3,275,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

 (6) The Shares listed for Mr. Schmidt include 80,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

 (7) The Shares listed for Mr. Sheinfeld include 25,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

 (8) The Shares listed for Mr. Stratton include 950,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

 (9) The Shares listed for Mr. Wexler include 150,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

(10) The Shares listed for Mr. Whitman include (i) 757,809 Shares owned by M. J. Whitman & Co., Inc. ("MJW&CO."); (ii) 166,069 Shares owned by Mr. Whitman's wife and adult children; and (iii) 523,901 Shares owned directly by Mr. Whitman. Mr. Whitman is a majority stockholder in

     MJW&Co. and as a result of his stock ownership of MJW&Co., Mr. Whitman may be deemed to have beneficial ownership, and the power to direct the vote of the Shares owned by MJW&Co., and his wife and family members. Mr. Whitman disclaims beneficial ownership of Shares not directly owned by him. The Shares listed for Mr. Whitman also include 30,000 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

(11) The Shares listed for Mr. Dundy include 7,500 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996. Mr. Dundy resigned from the Company on January 15, 1997.

(12) The Shares listed for Mr. Koch include 36,250 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

(13) The Shares listed for Mr. McLachlin include 5,625 Shares which may be acquired pursuant to the exercise of options within 60 days of December 31, 1996.

(14) Based on the information contained in Schedule 13G of FMR Corp. filed with the Securities and Exchange Commission on February 14, 1996, the Shares listed for FMR Corp. include (i) 9,218,300 Shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), and (ii) 999,900 Shares beneficially owned by Fidelity Management Trust Company, of which 10,800 Shares are beneficially owned by Fidelity International Limited. Fidelity has sole voting power with respect to 1,010,700 Shares and sole dispositive power with respect to 10,218,200 Shares. FMR Corp. does not have sole power to vote or direct the voting of Shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of Shares under written guidelines established by the Funds' Board of Trustees. The address of such entity is 82 Devonshire Street, Boston, Massachusetts.

                           REMUNERATION OF MANAGEMENT

SUMMARY COMPENSATION TABLE

     The table below sets forth all reportable compensation awarded to, earned by or paid to the named executive officers for services rendered in all capacities to the Company and its subsidiaries by the Chief Executive Officer, and the four next most highly compensated Executive Officers serving as of September 30, 1996 ("Named Executive Officers") for each of the last three fiscal years.

---------------------------------------------------------------------------------------------------------------
                           ANNUAL COMPENSATION                                     LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                                                               AWARDS                   PAYOUTS
--------------------------------------------------------------------------------------------------------------------------------
             (A)                (B)     (C)       (D)             (E)            (F)          (G)         (H)          (I)
                                                                             RESTRICTED    SECURITIES
                                                              OTHER ANNUAL      STOCK      UNDERLYING    LTIP       ALL OTHER
                                      SALARY     BONUS        COMPENSATION    AWARD(S)      OPTIONS/    PAYOUTS    COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR    ($)       ($)            ($)(1)          ($)        SARS (#)      ($)          ($)
--------------------------------------------------------------------------------------------------------------------------------
 Eugene M. Isenberg             1996  325,000  1,350,000(2)                          0     1,000,000          0       36,755(3)
 Chairman of the Board,         1995  325,000  1,300,000                             0     1,800,000          0       17,438
 Director and Chief             1994  325,000    675,000                             0       425,000          0       13,419
 Executive Officer
--------------------------------------------------------------------------------------------------------------------------------
 Anthony G. Petrello            1996  275,000    300,000(4)                          0       303,000          0      447,238(5)
 Director, President and Chief  1995  275,000    300,000                             0     1,600,000          0      133,069
 Operating Officer              1994  275,000    420,000                             0       325,000          0      129,293
--------------------------------------------------------------------------------------------------------------------------------
 Richard A. Stratton            1996  275,000    300,000                             0        75,000          0       18,774(6)
 Vice Chairman of the Board,    1995  275,000    200,000                             0       200,000          0       20,180
 Director and President,        1994  225,000    135,000                             0       100,000          0       15,359
 Nabors Drilling USA, Inc.
--------------------------------------------------------------------------------------------------------------------------------
 Michael W. Dundy               1996  147,900          0                             0        10,000          0        7,283(7)
 Vice President and             1995  140,400     14,040                             0        10,000          0        5,885
 General Counsel                1994  140,400     14,040                             0        10,000          0        5,185
--------------------------------------------------------------------------------------------------------------------------------
 Bruce P. Koch                  1996  111,250     23,000                             0        20,000          0        5,006(8)
 Vice President of Finance      1995   97,500     20,000                             0        20,000          0        4,500
 and Controller                 1994   87,500     15,000                             0        15,000          0        3,111
--------------------------------------------------------------------------------------------------------------------------------

---------------

(1) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the salary and bonus for each of the Named Executive Officers.

(2) Effective December 12, 1996, in lieu of a portion of his cash bonus, Mr. Isenberg was granted options to purchase 1,000,000 Shares at a per Share exercise price of $17.50, the market value of a Share, on the date of grant. The options vested immediately. See "-- Employment Contracts".

(3) Mr. Isenberg's All Other Compensation amount for 1996 includes Company matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $6,750; and $30,005 that is the benefit to Mr. Isenberg of the premiums paid by the Company, as projected on an actuarial basis, for a split dollar life insurance arrangement.

(4) Effective December 12, 1996, in lieu of a portion of his cash bonus, Mr. Petrello was granted options to purchase 300,000 Shares at a per Share exercise price of $17.50, the market value of a Share, on the date of grant. The options vested immediately. See "-- Employment Contracts".

(5) Mr. Petrello's All Other Compensation amount for 1996 includes Company matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $6,750; and $2,376 which is the benefit to Mr. Petrello of the premiums paid by the Company, as projected on an actuarial basis, for a split dollar life insurance arrangement; and imputed interest of $200,293 on a loan from the Company in the maximum amount of $2,881,915 under his Employment Agreement in connection with his relocation to Houston, which is the balance as of December 31, 1996 and no interest has been paid or charged thereon; and imputed interest of $129,823 on a loan from the Company for taxes due for stock grants, which was repaid in full; and the Company's reimbursement of certain traveling and other expenses of $107,996.

(6) Mr. Stratton's All Other Compensation amount for 1996 includes Company matching contributions to a retirement savings plan and non-qualified deferred compensation plan of $6,750; and $2,287 which is the benefit to Mr. Stratton of the premiums paid by the Company, as projected on an actuarial basis, for a split dollar life insurance arrangement; and imputed interest of $9,737 on a loan from the Company in the maximum amount of $104,375 in connection with his relocation to Houston, which is the balance as of December 31, 1996 and no interest has been paid or charged thereon.

(7) Mr. Dundy's All Other Compensation amount for 1996 includes Company matching contributions to a retirement savings plan of $6,656; and imputed interest of $637 on a loan from the Company to finance the purchase of a home following his relocation to Houston, which loan was repaid in full. Mr. Dundy resigned from the Company effective January 15, 1997.

(8) Mr. Koch's All Other Compensation amount for 1996 includes Company matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $5,006.

STOCK OPTION/SAR GRANT TABLE

     The following table provides information with respect to stock options granted during the fiscal year ended September 30, 1996 to the Named Executive
Officers:

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

==================================================================================================================
                                                                                        POTENTIAL REALIZABLE VALUE
                    INDIVIDUAL GRANTS                                                    AT ASSUMED ANNUAL RATES
                                                                                       OF STOCK PRICE APPRECIATION
                                                                                            FOR OPTION TERM(8)
-----------------------------------------------------------------------------------------------------------------
         (A)                 (B)               (C)            (D)          (E)            (F)               (G)
                                           % OF TOTAL
                                           OPTIONS/SAR
                        OPTIONS/SARS       GRANTED TO     EXERCISE OR
                           GRANTED        EMPLOYEES IN     BASE PRICE   EXPIRATION
        NAME                 (#)           FISCAL YEAR       ($/SH)        DATE          5% ($)           10% ($)
-----------------------------------------------------------------------------------------------------------------
  Eugene M. Isenberg    1,000,000(1)         42.63%          9.5625      12/04/05     6,013,805(3)     15,240,162(5)
-----------------------------------------------------------------------------------------------------------------
  Anthony G. Petrello    303,000(1)          12.92%          9.5625      12/04/05     1,822,183(3)      4,617,769(5)
-----------------------------------------------------------------------------------------------------------------
  Richard A. Stratton     75,000(1)           3.20%          9.5625      12/04/05       451,035(3)      1,143,012(5)
-----------------------------------------------------------------------------------------------------------------
  Michael W. Dundy        10,000(2)           0.43%          10.375      01/17/06        65,248(4)        165,351(6)
-----------------------------------------------------------------------------------------------------------------
  Bruce P. Koch           20,000(2)           0.85%          10.375      01/17/06       130,496(4)        330,702(6)
==================================================================================================================

(1) The options were granted on December 4, 1995 and were scheduled to vest in three equal annual installments beginning December 4, 1996, subject to accelerated vesting as set forth below. The exercise price was equal to the per Share market price on the date of the grant. Mr. Isenberg's and Mr. Petrello's options were granted in lieu of a portion of their cash bonus for fiscal year 1995. In the event that the Shares trade for twenty (20) consecutive days at an average price that is 15% per annum or greater than the price on the date of grant, the first installment will vest; if it trades at more than 32.3% percent, the second installment will vest; and if it trades at 52.1% the third installment will vest. As of December 31, 1996, all of the installments had vested. In the event these options or any other options held by the Executive become vested and are exercised, new options will be granted to the Executive in a number equal to the number of such options exercised. Such new options will have an exercise price equal to the market value of a Share on the date of the new grant. The number of new options granted cannot exceed the total number of options granted on December 4, 1995.

(2) The options were granted on January 17, 1996 and vest in four annual installments beginning January 17, 1997. The exercise price was equal to the per Share market price on the date of the grant. Mr. Dundy resigned from the Company effective January 15, 1997.

(3) Represents an assumed market price per Share of $15.58.

(4) Represents an assumed market price per Share of $16.90.

(5) Represents an assumed market price per Share of $24.80.

(6) Represents an assumed market price per Share of $26.91.

(7) As required by rules of the Securities and Exchange Commission, the dollar amounts under columns (f) and (g) represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of Share price appreciation over the full option term. These assumed rates, for a 5% hypothetical gain would result in a price per Share on December 4, 2005 and January 17, 2006 of $15.58 and $16.90, respectively, and for a 10% hypothetical gain would result in a price per Share on December 4, 2005 and January 17, 2006 of $24.80 and $26.91, respectively. If these price appreciation assumptions are applied to all of the Company's outstanding Shares on the grant date of December 4, 1995, such Shares would appreciate in the aggregate by approximately $507.2 million and $1,285.3 million, respectively, over the ten-year period ending on December 4, 2005. If these price appreciation assumptions are applied to all of the Company's outstanding Shares on the grant date of January 17, 1996, such Shares would appreciate in the aggregate by approximately $551.9 million and $1,398.5 million, respectively, over the ten-year period ending on January 17, 2006. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Shares.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table provides information with respect to the stock options exercised during fiscal year ended September 30, 1996 and the value as of September 30, 1996 of unexercised in-the-money options held by the Named Executive Officers. The value realized on the exercise of options is calculated using the difference between the per Share option exercise price and the market value of a Share on the date of the exercise. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the per Share option exercise price and the market value of $13.50 per Share at fiscal year end, September 30, 1996.

=================================================================================================================
         (A)              (B)           (C)                       (D)                             (E)
                         SHARES                          NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                        ACQUIRED                             OPTIONS/SARS                    IN-THE-MONEY
                           ON          VALUE                   AT FY-END                   OPTIONS AT FY-END
                        EXERCISE      REALIZED                    (#)                             ($)
        NAME              (#)           ($)           EXERCISABLE / UNEXERCISABLE     EXERCISABLE / UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
  Eugene M. Isenberg       0           $   0                 5,366,000  /       0        $39,491,500  /  $      0
-----------------------------------------------------------------------------------------------------------------
  Anthony G. Petrello      0             0                   2,978,000  /       0        21,136,813  /          0
-----------------------------------------------------------------------------------------------------------------
  Richard A. Stratton      0             0                     950,000  /       0         7,992,812  /          0
-----------------------------------------------------------------------------------------------------------------
  Michael W. Dundy       31,250       294,719                        0  /  21,250                  0  /   112,031
-----------------------------------------------------------------------------------------------------------------
  Bruce P. Koch          10,000        91,250                   20,000  /  45,000            140,312  /   242,187
=================================================================================================================

EMPLOYMENT CONTRACTS

     Mr. Isenberg's 1987 employment contract and Mr. Petrello's 1992 employment contract were amended and restated effective October 1, 1994 and both contracts are scheduled to expire September 30, 1999. Under Mr. Isenberg's restated contract, Mr. Isenberg's salary remained at $325,000 per year and the formula for the calculation of his cash bonus remained as it had been under his previous shareholder approved contract, which provided that Mr. Isenberg is entitled to receive an annual cash bonus equal to 7% of the Company's net cash flow (as defined in the employment contract) in excess of 15% of the average stockholder's equity for such fiscal year. Under Mr. Petrello's restated contract, Mr. Petrello's salary remained at $275,000 per year and his annual bonus remained as it had been at the greater of $700,000 or 2% of the net cash flow (as defined in the employment contract) in excess of 15% of the average stockholders equity in such year. Effective December 4, 1995, in lieu of a portion of their cash bonus for fiscal year 1995, Mr. Isenberg and Mr. Petrello were granted options to purchase 1,000,000 and 303,000 Shares respectively (see "Option Grants in the last Fiscal Year" above).

     In the event that either Mr. Isenberg's or Mr. Petrello's employment contract is terminated by the Company by reason of death, disability, or any reason other than for cause or is terminated by either individual for constructive termination without cause, the terminated individual will be entitled to receive (i) all base salary which would have been payable through September 30, 1999 or three times the then current base salary, whichever is greater, (ii) all annual cash bonus which would have been payable through September 30, 1999, or three times the highest "cash bonus" paid during the last three fiscal years prior to termination, whichever is greater, (iii) any restricted stock outstanding which shall become immediately and fully vested,
(iv) any outstanding stock options (including any reload rights contained therein) which shall become immediately and fully vested. In the event that either Mr. Isenberg's or Mr. Petrello's termination is related to a Change in Control, then, in addition to the items listed in (i) through (iv) above, the terminated individual shall be entitled, upon his election to terminate because of a Change in Control, to receive in lieu of any such number of outstanding options, as selected by the individual, an amount of cash in exchange therefor in an amount equal to (x) the excess of the Change in Control Price over the exercise price of the options per share of Common Stock multiplied by (y) the number of options selected by the individual. In the event that either Mr. Isenberg's or Mr. Petrello's employment contract is terminated for cause or as a result of resignation, the terminated individual will be entitled to receive (i) base salary through the date of termination, (ii) all annual cash bonus which would have been payable through the date of termination, (iii) all restricted stock that has vested on or prior to the date of termination, and (iv) any outstanding stock options (including any reload rights contained therein) vested on or prior to the date of termination.

     Mr. Stratton's employment contract that was scheduled to expire on December 31, 1995 was extended to December 31, 1998. Pursuant to his employment contract extension, Mr. Stratton received a salary of $275,000. Mr. Stratton's term of employment continues until the earliest of December 31, 1998, his death, permanent and total disability, temporary partial or permanent disability, voluntary resignation or discharge for cause as defined in the employment agreement. In the event Mr. Stratton is terminated by reason of death, disability, or by discharge without cause in breach of his employment agreement, Mr. Stratton shall be entitled to the greater of his salary through the termination of his employment contract or one year's salary and all outstanding stock options which shall become immediately vested. In the event Mr. Stratton is terminated for cause or voluntarily resigns, he shall be entitled to receive only those outstanding stock options which have then vested. Mr. Stratton may elect to treat any breach of his employment contract by the Company or its successor, in the event of a merger, consolidation or sale of substantially all of the assets of the Company, as a discharge without cause.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently comprised, and for fiscal 1996 was comprised, of three non-employee directors, Mr. Wexler (Chairman), Mr. Hurford and Mr. Sheinfeld. The Company provided drilling and logistical services to Hunt Oil Company ("Hunt") of which, Mr. Gary Hurford, serves as the President. The drilling and logistical services were provided by the Company to Hunt at prevailing market rates and represented approximately 2% of the Company's consolidated gross revenue.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPOSITION AND ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") meets periodically to review and recommend to the Board of Directors for its approval policies and procedures relating to employment agreements, salaries, bonuses, stock grants, stock options and employee benefit plans for officers and employees. In particular, the Committee is responsible for recommendations with regard to:

        (1) Salary, cash bonuses, stock awards and stock option grants to management and other key employees;

        (2) Policies and practices in regards to employment agreements; and

        (3) Stock-based compensation plan, other benefit programs including shareholder-approved stock option plans and defined contribution plans.

     The Committee conducts periodic meetings throughout the year, culminating in meetings, generally in December following the close of the fiscal year, to consider salary adjustments, incentive compensation and related issues.

COMPENSATION POLICIES

     The Committee's goal is to establish compensation policies and programs designed to attract and retain a qualified executive staff for the purpose of enhancing shareholder value. The Committee is mindful that, over the past decade, the oil field services industry, particularly drilling contractors, have undergone severe contractions in activity forcing many companies to withdraw or be eliminated from the market place. The ability of companies to compete in this new marketplace depends in part on the need to attract and retain executives with the necessary industry knowledge and management and financial skills to preserve and enhance the Company's position, notwithstanding the industry's characteristics. For this reason, the Commit-tee also is of the view that attracting executive talent from both inside and outside the industry is important to the continued enhancement of the Company. Consistent with these goals, the Committee seeks to:

        (1) Attract and retain high quality executives needed to manage the Company and maintain its competitive position;

        (2) Reward effective ongoing management performance that achieve the Company's operating, financial and strategic goals established each year;

        (3) Focus executive attention on enhancing long-term shareholder value through stock-based compensation programs; and

        (4) Reward key employees for exceptional performance with regard to the Company's success.

     The Company's executive compensation program includes base salary and incentive bonuses as follows:

     Base Salary: The Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and determines an appropriate salary level for each senior executive officer based primarily on individual performance and competitive factors. These competitive factors include as a reference the base salary of other top executives of drilling contractors and the oil service sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. For fiscal 1996, the Committee noted that generally the salaries of the Chief Executive Officer and the next four most highly compensated executive officers were, in the majority of cases, below the mean of the salaries for the same categories of the Company's competitors, as reported in the latest available proxy statements of the five companies other than Nabors, that comprise the Dow Jones Oil Drilling Index. The salaries of the Chief Executive Officer and the President have remained the same since 1987 and 1992, respectively, and were not increased for fiscal 1996.

     Incentive Bonus Program: The Committee administers annual review programs to determine to what extent to reward senior executive officers and key employees based upon the Company's performance in relation to Performance Goals. Financial Performance Goals are set forth in the contractual bonus formula for the Chief Executive Officer and President as described above. With respect to other senior executive officers, the Performance Goals include both financial and non-financial objectives, including achieving certain financial targets in relation to internal budgets, developing internal infra-structure and enhancing positions in certain markets. The financial criteria include, among other things, increasing revenues, controlling direct and overhead expenses and increasing cash flow from operations. The non-financial criteria include maintaining the Company's share in its principal geographic markets, enhancing the Company's technical capabilities and developing operations in identified strategic markets. Based on these reviews, annual incentive rewards are recommended by the Committee to the Board. Annual incentive awards include cash, options or Shares, or a combination thereof. Share awards or stock option grants typically have been issued on a four-year vesting schedule, but the Committee reserves the right to modify the vesting schedule in its discretion. Annual incentive bonus awards are not guaranteed except for those subject to contractual arrangements. The Committee believes that stock option grants and Share awards are critical in motivating and rewarding the creation of long-term shareholder value, and the Committee has established a policy of awarding stock options from time to time based on continuing progress of the Company and on individual performance. All option grants that are shown in the Summary Compensation Table for the past three years were made at market value of the underlying Shares at the time of grant so that holders will benefit from such options only when, and to the extent, the Share price increases after the option grant. For fiscal 1996, the bonus and stock options granted to the Chief Executive Officer and the next two most highly compensated executive officers were higher than those for the same categories of the Company's competitors, as reported in the latest available proxy statement of the five companies other than Nabors, that comprise the Dow Jones Oil Drilling Index. Messrs. Isenberg's and Petrello's cash bonuses are determined under a contractual formula based upon financial results. However, for fiscal 1996, the Committee, with the concurrence of Messrs. Isenberg and Petrello, reduced the cash bonus awards that they were entitled to under the formula arrangements. In lieu thereof, in December, 1996, the Committee granted to Messrs. Isenberg and Petrello 1,000,000 and 300,000 stock options, respectively, with a per Share exercise price of $17.50, the market value of an underlying Share on the date of the grant. The Committee believes that replacing a portion of a cash bonus with stock options aligns executive interests with shareholders and is a widespread accepted practice. The Committee also noted that for fiscal 1996, the Company's financial performance was generally above the average to the five other companies that comprise the Dow Jones Oil Drilling Index as measured by the performance ratios -- Economic Value Added, Return of Capital Employed, Return on Assets, Return on Equity. These ratios, provided by Simmons & Company International, were based on the last four quarters available results.

     Section 162 (m) of the Internal Revenue Code of 1986, as amended (the "IRC"), limits to $1,000,000 the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance-based compensation that has been approved by shareholders is not subject to the $1,000,000 limit, as well as compensation paid pursuant to employment contracts in existence prior to the adoption of
Section 162 (m) in 1993. Section 162 (m) applied to the Company for the first time in fiscal 1995 year. Although the contractual bonus arrangements remained the same from their previous contracts, certain bonus compensation, as well as the Share options granted to the Chief Executive Officer and the President pursuant to the new employment contracts entered into in 1994, may not be exempt from Section 162 (m) and, therefore, the Company may not be able to deduct that portion of such compensation that exceeds $1,000,000 (see "-- Option/SAR Grants in the Last Fiscal Year" and "-- Employment Contracts"). The cash compensation paid to Mr. Isenberg in excess of $1,000,000 for fiscal 1996 is not deductible. In reviewing its policies with respect to Section 162 (m), the Committee noted that the Company may have available substantial net operating losses. While the Committee intends to take reasonable steps to obtain deductibility of compensation, it reserves the right not to do so in its judgment, particularly with respect to retaining the service of its principal executive officers.

CHIEF EXECUTIVE OFFICER

     The Committee believes its arrangements with its Chief Executive Officer have been designed from the outset to align compensation to enhancing shareholder value. Mr. Isenberg's compensation is made pursuant to a contractual formula that originated with several of the Company's major shareholders in 1987 following the Company's bankruptcy proceedings. These arrangements were subsequently approved by the various constituencies in the Company's bankruptcy proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. Mr. Isenberg's base salary has remained constant since 1987. The major portion of his cash compensation is the performance based bonus compensation. He receives a cash bonus according to a formula based on cash flow in excess of a 15% return on shareholders' average book equity. The Committee believes that tying the cash bonus to cash flow in excess of a 15% return on shareholders' average equity aligns Mr. Isenberg's bonus to achieving superior financial results that should enhance shareholder value. In order to ensure that Mr. Isenberg and Mr. Petrello would continue to be available to the Company, the Committee amended and restated their employment contracts in fiscal year 1995 for additional five-year terms (see "-- Employment Contracts" above). Mr. Isenberg's contractual bonus (as well as Mr. Petrello's) provides for the mandatory application of a bonus formula. However, as indicated above, for fiscal 1996, the Committee, with the concurrence of Messrs. Isenberg and Petrello, reduced the cash bonus awards that they were entitled to under the formula arrangements and, in lieu thereof, were granted stock options as described above.

     In reviewing Mr. Isenberg's compensation, the Committee took into account the long-term shareholder value which he had helped create since becoming the Company's Chief Executive Officer in 1987. The Committee also took note of the Company's expansion of its U.S. operations, which has enhanced the Company's operating leverage in the U.S. domestic market. The result of this effort is reflected in the chart below.

FINANCIAL HIGHLIGHTS
NABORS INDUSTRIES, INC. AND SUBSIDIARIES
(In millions, except per share amounts)

====================================================================================================
                                                              1996 VERSUS 1995    1996 VERSUS 1991
                                                            ----------------------------------------
                                     FISCAL YEAR                  INCREASE            INCREASE
----------------------------------------------------------------------------------------------------
   FINANCIAL DATA                1996    1995(1)    1991(1)     $          %         $         %
====================================================================================================
  Revenues...............   $  719.7    $572.8     $264.2     $146.9       26%     $455.5     172%
----------------------------------------------------------------------------------------------------
  Net income.............       70.5      51.1       29.7       19.4       38%       40.8     137%
----------------------------------------------------------------------------------------------------
  Net income per share...       0.76      0.58       0.42       0.18       31%       0.34      81%
----------------------------------------------------------------------------------------------------
  Stockholders' equity...      457.8     368.8      157.3       89.0       24%      300.5     191%
----------------------------------------------------------------------------------------------------
  Year end market value
     of shares
     outstanding.........   $1,174.2    $774.2     $340.3     $400.0       52%     $833.9     245%
====================================================================================================

------------

(1) The financial data for 1995 and 1991 was restated to include Sundowner Offshore Services, Inc., which was acquired on October 27, 1994.

                                        THE COMPENSATION COMMITTEE

                                        Jack Wexler, Chairman
                                        Gary T. Hurford
                                        Myron M. Sheinfeld

                            STOCK PERFORMANCE GRAPH

     The following graph illustrates comparisons of five year cumulative total returns(1) among Nabors Industries, Inc., the S&P Midcap Index, and the Dow Jones Oil Drilling Index.

                                                                              Dow Jones
         Measurement Period               Nabors In-        S&P Midcap       Oil Drilling
        (Fiscal Year Covered)           dustries, Inc.        Index             Index
1991                                                100               100               100
1992                                                148               112                96
1993                                                179               139               137
1994                                                117               142               114
1995                                                180               178               141
1996                                                260               203               265

(1) Total returns assumes $100 invested on September 30, 1991 in shares of Nabors Industries, Inc., the S&P Midcap Index, and the Dow Jones Oil Drilling Index. It also assumes reinvestment of dividends and is calculated at the end of each fiscal year, September 30, 1991 to September 30, 1996.

                                  ACCOUNTANTS

     Coopers & Lybrand L.L.P., independent accountants, have been selected by the Company to serve as its accountants for the current fiscal year. Coopers & Lybrand L.L.P. have been the Company's accountants since May of 1987.

     A representative from Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with all
Section 16(a) forms which they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required during the two fiscal years ended September 30, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except for that Michael Dundy, former Vice President and

General Counsel failed to report on a timely basis two transactions which were exempt from liability under Section 16.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of Proxy or their substitutes will vote in their discretion on such matters.

                    SHAREHOLDERS' PROPOSALS FOR PRESENTATION
                             AT 1998 ANNUAL MEETING

     If a shareholder of the Company wishes to present a proposal for consideration at the next Annual Meeting of Shareholders, the proposal must be received at the executive offices of the Company no later than October 1, 1997 to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that Annual Meeting.

                                            NABORS INDUSTRIES, INC.

                                            /s/ DANIEL McLACHLIN
                                                DANIEL MCLACHLIN
                                                Secretary

Dated: January 31, 1997

PROXY

                            NABORS INDUSTRIES, INC.

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Messrs. Eugene M. Isenberg and Anthony G. Petrello, and each of them (with full power to designate substitutes), proxies for the undersigned to represent, vote and act with respect to all Shares of Common Stock of Nabors Industries, Inc. (the "Company") held of record by the undersigned at the close of business on January 10, 1997 at the Annual Meeting of Shareholders of the Company to be held on March 4, 1997 and any adjournments or postponements thereof, upon the matters designated below and upon such other matters as may properly come before the meeting, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

ELECTION OF DIRECTORS: Election of three directors of the Company to serve until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified.

Nominees: Gary T. Hurford, Eugene M. Isenberg and Jack Wexler

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations.

                                                                   SEE REVERSE
                                                                       SIDE

X  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
                        BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR ELECTION OF EACH NOMINEE FOR DIRECTOR.

The Board of Directors recommends a vote FOR the Election of each nominee for Director.

FOR         WITHHELD

1. Election of Directors. (see reverse)

For exempt vote withheld from the following nominee(s):

--------------------------------------

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, director, administrator, trustee or guardian,please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.

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Signature                          Date